Exhibit 99

First Acceptance Corporation Reports Operating Results for the Quarter and Year Ended December 31, 2012

NASHVILLE, TN, February 26, 2013 — First Acceptance Corporation (NYSE: FAC) today reported its financial results for the quarter and year ended December 31, 2012.

Operating Results

Revenues for the three months ended December 31, 2012 were $55.1 million, compared with $49.1 million for the three months ended December 31, 2011. Income before income taxes for the three months ended December 31, 2012 was $0.2 million, compared with loss before income taxes of $25.7 million for the three months ended December 31, 2011. Income before income taxes for the three months ended December 31, 2012 included favorable development of $1.8 million for losses occurring in prior fiscal years, while the loss before income taxes for the three months ended December 31, 2011 included a goodwill impairment charge of $21.1 million, or $0.45 per share on a diluted basis, and unfavorable development of $4.6 million for losses occurring in prior periods. Net income for the three months ended December 31, 2012 was $0.1 million, or $0.00 per share on a diluted basis, compared with net loss of $25.8 million, or $0.55 per share on a diluted basis, for the three months ended December 31, 2011.

Revenues for the year ended December 31, 2012 were $228.1 million, compared with $205.0 million for the year ended December 31, 2011. Loss before income taxes for the year ended December 31, 2012 was $9.0 million, compared with loss before income taxes of $84.4 million for the year ended December 31, 2011. The loss before income taxes for the year ended December 31, 2012 included the recognition of a net realized gain on investments of $3.2 million, or $0.08 per share on a diluted basis, and unfavorable development of $4.0 million for losses occurring in prior fiscal years, while the loss before income taxes for the same period in the prior year included goodwill and intangible assets impairment charges of $73.5 million, or $0.99 per share on a diluted basis, unfavorable development of $3.1 million for losses occurring in prior fiscal years, charges of $1.7 million incurred in connection with the separation of certain executive officers during March 2011 (comprised of $1.3 million in accrued severance and benefits and a $0.4 million non-cash charge related to the vesting of certain stock awards) and $0.4 million of other-than-temporary impairment charges on investments. Net loss for the year ended December 31, 2012 was $9.0 million, or $0.22 per share on a diluted basis, compared with net loss of $84.5 million, or $1.76 per share on a diluted basis, for year ended December 31, 2011.

Premiums earned for the three months ended December 31, 2012 were $46.1 million, compared with $40.1 million for the three months ended December 31, 2011. Premiums earned for the year ended December 31, 2012 were $185.6 million, compared with $167.2 million for the year ended December 31, 2011. This improvement was primarily due to an increase in the number of policies in force (“PIF”) from 141,862 at December 31, 2011 to 145,938 at December 31, 2012, which we attribute to the continued sales, marketing, customer interactions and product initiatives. Such factors led to a higher close ratio resulting in an increase in new policies sold on a year-over-year basis.

Loss and Loss Adjustment Expense Ratio. The loss and loss adjustment expense ratio was 73.4 percent for the three months ended December 31, 2012, compared with 81.0 percent for the three months ended December 31, 2011. The loss and loss adjustment expense ratio was 79.8 percent for the year ended December 31, 2012, compared with 77.5 percent for the year ended December 31, 2011. We experienced favorable development of $1.8 million related to the three months ended December 31, 2012, compared with unfavorable development of $4.6 million for the three months ended December 31, 2011. We experienced unfavorable development related to prior fiscal years of $4.0 million for the year ended December 31, 2012, compared with unfavorable development of $3.1 million for the year ended December 31, 2011. The unfavorable development for the year ended December 31, 2012 was primarily related to the strengthening of loss and loss adjustment expense reserves. Loss development was primarily related to higher than expected severity for Florida personal injury protection claims and for Georgia bodily injury claims in older accident years. Loss adjustment expense development was primarily related to higher than expected legal expenses for bodily injury claims for accident years 2010 and prior. The unfavorable development for the year ended December 31, 2011 included amounts related to the settlement of claims for extra-contractual damages.

Excluding the development related to prior fiscal years, the loss and loss adjustment expense ratios for the years ended December 31, 2012 and 2011 were 77.7 percent and 75.6 percent, respectively. The year-over-year increase in the loss and loss adjustment expense ratio was primarily due to higher loss driven by an increase in frequency experienced during the second quarter of 2012 and higher expected severity for bodily injury claims.

In December 2011, we completed the process of implementing new scored pricing programs. We believe these new scored pricing programs provide us with greater pricing segmentation and improve our pricing relative to the risk we are insuring. Approximately 74 percent of our current PIF have been underwritten using these new scored pricing programs.

We perform state-by-state reviews of all insurance pricing programs on a quarterly basis and alter rates as we believe necessary. In response to the increases in our loss ratio during recent quarters, we implemented rate increases on most of our non-scored pricing programs during the first quarter and for our scored pricing programs in most states during the second and third quarters. The full benefit of these rate actions will not be fully realized until all customers renew their policies under the new rates, typically six months from the date of rate change implementation.

Expense Ratio. The expense ratio was 26.4 percent for the three months ended December 31, 2012, compared with 30.5 percent for the three months ended December 31, 2011. The expense ratio was 26.7 percent for the year ended December 31, 2012, compared with 29.4 percent for the year ended December 31, 2011. Excluding the severance and related benefits charges noted above, the expense ratio for the year ended December 31, 2011 was 28.6 percent.

Combined Ratio. The combined ratio was 99.8 percent for the three months ended December 31, 2012, compared with 111.5 percent for the three months ended December 31, 2011. The combined ratio was 106.5 percent for the year ended December 31, 2012, compared with 106.9 percent for year ended December 31, 2011. Excluding the severance and related benefits charges noted above, the combined ratio for the year ended December 31, 2011 was 106.1 percent.

About First Acceptance Corporation

We are a retailer, servicer and underwriter of non-standard personal automobile insurance based in Nashville, Tennessee. We currently write non-standard personal automobile insurance in 12 states and are licensed as an insurer in 13 additional states. Non-standard personal automobile insurance is made available to individuals who are categorized as “non-standard” because of their inability or unwillingness to obtain standard insurance coverage due to various factors, including payment history, payment preference, failure in the past to maintain continuous insurance coverage, driving record and/or vehicle type, and in most instances who are required by law to buy a minimum amount of automobile insurance. At February 26, 2013, we leased and operated 368 retail locations, staffed with employee-agents. Our employee-agents primarily sell non-standard personal automobile insurance products underwritten by us, as well as certain commissionable ancillary products and other insurance products. In select markets, we are testing the sale of automobile insurance underwritten by third party carriers. We are able to complete the entire sales process over the phone or through our consumer-based website. In addition to our retail, website and call center sales, we also sell our products through 13 retail locations operated by independent agents. Additional information about First Acceptance Corporation can be found online at acceptanceinsurance.com.

This press release contains forward-looking statements. These statements, which have been included in reliance on the “safe harbor” provisions of the federal securities laws, involve risks and uncertainties. Investors are hereby cautioned that these statements may be affected by important factors, including, among others, the factors set forth under the caption “Risk Factors” in Item 1A. of our Annual Report on Form 10-K for the year ended December 31, 2012 and in our other filings with the Securities and Exchange Commission. Actual operations and results may differ materially from the results discussed in the forward-looking statements. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(Unaudited)			(Unaudited)
Revenues:
Premiums earned	$46,080	$40,132	$185,644	$167,224
Commission and fee income	7,534	7,269	32,574	29,911
Investment income	1,443	1,909	6,599	8,064
Net realized gains (losses) on investments, available-for-sale	22	(175)	3,242	(161)

	55,079	49,135	228,059	205,038

Costs and expenses:
Losses and loss adjustment expenses	33,805	32,505	148,223	129,525
Insurance operating expenses	19,716	19,529	82,127	79,075
Other operating expenses	240	250	922	1,185
Litigation settlement	—	—	—	(4)
Stock-based compensation	97	80	604	804
Depreciation and amortization	597	407	2,203	1,415
Interest expense	449	990	3,025	3,928
Goodwill and intangible impairment	—	21,090	—	73,524

	54,904	74,851	237,104	289,452

Income (loss) before income taxes	175	(25,716)	(9,045)	(84,414)
Provision (benefit) for income taxes	79	33	(5)	105

Net income (loss)	$96	$(25,749)	$(9,040)	$(84,519)

Net income (loss) per share:
Basic and diluted	$0.00	$(0.55)	$(0.22)	$(1.76)

Number of shares used to calculate net income (loss) per share:
Basic	40,877	47,182	40,861	47,979

Diluted	40,938	47,182	40,861	47,979

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except per share data)

	December 31,
	2012	2011
ASSETS
Investments, available-for-sale at fair value (amortized cost of $130,342 and $162,575, respectively)	$139,046	$172,825
Cash and cash equivalents	59,104	23,751
Premiums and fees receivable, net of allowance of $306 and $364	45,286	41,313
Other assets	6,190	6,986
Property and equipment, net	4,656	3,315
Deferred acquisition costs	3,221	3,243
Identifiable intangible assets	4,800	4,800

TOTAL ASSETS	$262,303	$256,233

LIABILITIES AND STOCKHOLDERS’ EQUITY
Loss and loss adjustment expense reserves	$79,260	$69,436
Unearned premiums and fees	55,092	50,464
Debentures payable	40,261	40,221
Other liabilities	14,897	13,383

Total liabilities	189,510	173,504

Stockholders’ equity:
Preferred stock, $.01 par value, 10,000 shares authorized	—	—
Common stock, $.01 par value, 75,000 shares authorized; 40,962 and 40,928 shares issued and outstanding, respectively	410	409
Additional paid-in capital	456,705	456,056
Accumulated other comprehensive income	8,704	10,250
Accumulated deficit	(393,026)	(383,986)

Total stockholders’ equity	72,793	82,729

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$262,303	$256,233

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Supplemental Data

(Unaudited)

PREMIUMS EARNED BY STATE

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Premiums earned:
Georgia	$9,373	$8,572	$38,500	$36,002
Florida	6,962	4,961	26,744	19,667
Texas	5,432	5,050	22,481	21,912
Illinois	5,379	5,188	21,896	21,784
Alabama	4,211	3,845	17,157	16,185
Ohio	4,046	3,364	15,788	13,752
South Carolina	3,231	2,471	12,637	9,811
Tennessee	2,848	2,562	11,819	10,415
Pennsylvania	2,070	1,933	8,301	8,409
Indiana	1,164	1,055	4,703	4,382
Missouri	777	617	3,172	2,630
Mississippi	634	557	2,638	2,456

Total gross premiums earned	46,127	40,175	185,836	167,405
Premiums ceded to reinsurer	(47)	(43)	(192)	(181)

Total net premiums earned	$46,080	$40,132	$185,644	$167,224

COMBINED RATIOS (INSURANCE OPERATIONS)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Loss and loss adjustment expense	73.4%	81.0%	79.8%	77.5%
Expense	26.4%	30.5%	26.7%	29.4%

Combined	99.8%	111.5%	106.5%	106.9%

POLICIES IN FORCE

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Policies in force – beginning of period	148,799	140,930	141,862	144,582
Net change during period	(2,861)	932	4,076	(2,720)

Policies in force – end of period	145,938	141,862	145,938	141,862

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Supplemental Data (continued)

(Unaudited)

POLICIES IN FORCE (continued)

The following tables present total PIF for the insurance operations segregated by policies that were sold through our open and closed retail locations as well as our independent agents, call center and website. For our retail locations, PIF are further segregated by (i) new and renewal and (ii) liability-only or full coverage. New policies are defined as those policies issued to both first-time customers and customers who have reinstated a lapsed or cancelled policy. Renewal policies are those policies which renewed after completing their full uninterrupted policy term. Liability-only policies are defined as those policies including only bodily injury (or no-fault) and property damage coverages, which are the required coverages in most states. For comparative purposes, the PIF data with respect to closed retail locations for each of the periods presented below includes all retail locations closed at December 31, 2012.

	December 31,
	2012	2011
Retail locations:
Open retail locations:
New	65,097	63,250
Renewal	75,667	72,665

	140,764	135,915
Closed retail locations:
New	48	1,204
Renewal	1,521	2,775

	1,569	3,979
Independent agents	1,725	1,890
Call center and website	1,880	78

Total policies in force	145,938	141,862

	December 31,
	2012	2011
Retail locations:
Open retail locations:
Liability-only	81,014	81,849
Full coverage	59,750	54,066

	140,764	135,915
Closed retail locations:
Liability-only	904	2,473
Full coverage	665	1,506

	1,569	3,979
Independent agents	1,725	1,890
Call center and website	1,880	78

Total policies in force	145,938	141,862

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Supplemental Data (continued)

(Unaudited)

NUMBER OF RETAIL LOCATIONS

Retail location counts are based upon the date that a location commenced or ceased writing business.

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Retail locations – beginning of period	369	383	382	393
Opened	—	—	—	—
Closed	—	(1)	(13)	(11)

Retail locations – end of period	369	382	369	382

RETAIL LOCATIONS BY STATE

	December 31,			September 30,
	2012	2011	2010	2012	2011
Alabama	24	24	25	24	24
Florida	30	30	31	30	31
Georgia	60	60	60	60	60
Illinois	63	67	73	63	67
Indiana	17	17	17	17	17
Mississippi	7	8	8	7	8
Missouri	11	12	12	11	12
Ohio	27	27	27	27	27
Pennsylvania	16	16	16	16	16
South Carolina	26	26	26	26	26
Tennessee	19	20	20	19	20
Texas	69	75	78	69	75

Total	369	382	393	369	383

SOURCE: First Acceptance Corporation

INVESTOR RELATIONS CONTACT:

Michael J. Bodayle

615.844.2885